Exhibit 99.1

CYRUSONE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2017 has been derived from the historical consolidated financial statements of CyrusOne Inc. (together with its subsidiaries, the “Company”), 800 Cottontail, LLC, a Delaware limited liability company (“800 Cottontail”) and Sentinel NC-1, LLC, a Delaware limited liability company (“SNC” and, together with 800 Cottontail, the “Sentinel Properties”), as adjusted to give effect to the acquisition of the Sentinel Properties by a wholly owned subsidiary of CyrusOne Inc., the incurrence of additional debt under CyrusOne LP’s recently expanded credit facility, and settlement of forward equity sale agreements (collectively, the “Transactions”) and are intended to reflect the impact of the Transactions on the Company on a pro forma basis as of and for the nine months ended September 30, 2017.
The Unaudited Pro Forma Condensed Combined Financial Information has been prepared by the Company as an acquisition of assets in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 820-50 rather than a business combination. As an asset acquisition, the cost to acquire the group of assets is allocated to the individual assets acquired or liabilities assumed based on their relative fair values. The relative fair values of identifiable tangible and intangible assets acquired and liabilities assumed from the acquisition of the Sentinel Properties are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information that the Company believes are reasonable.
The following Unaudited Pro Forma Condensed Combined Financial Information is based on, and should be read in conjunction with:

•	The accompanying notes to Unaudited Pro Forma Condensed Combined Statement of Operations;

•
The historical audited consolidated and combined financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2017;

•
The historical unaudited condensed consolidated interim financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, as filed with the SEC on October 31, 2017;

•
The historical unaudited condensed consolidated pro forma financial statements of the Company as of and for the year ended December 31, 2016 (included in Exhibit 99.3 in the Current Report on Form 8-K/A, as filed with the SEC on May 9, 2017).

•
The historical audited balance sheet of 800 Cottontail as of December 31, 2016 and the statements of income, members’ equity and cash flows for the year ended December 31, 2016 (included as Exhibit 99.1 to the Company's Current Report on Form 8-K/A, as filed with the SEC on May 9, 2017);

•
The historical audited balance sheet of SNC as of December 31, 2016 and the statements of operations, member’s equity and cash flows for the year ended December 31, 2016 (included as Exhibit 99.2 to the Company's Current Report on Form 8-K/A, as filed with the SEC on May 9, 2017);

The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2017 combines the Company’s historical results for the nine months ended September 30, 2017 with the Sentinel Properties’ historical results for the two months ended February 28, 2017. The Unaudited Pro Forma Condensed Combined Statement of Operations gives effect to the Transactions as if they had been consummated on January 1, 2016.
The Unaudited Pro Forma Condensed Combined Statement of Operations has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.
The Unaudited Pro Forma Condensed Combined Statement of Operations is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that actually would have been achieved if the Transactions had occurred on the dates indicated or that may be achieved in future periods. The Unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the financial statements of the Company and the Sentinel Properties. It also does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the assets or the impact of any non- recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

Historical

(in millions, except for shares and per share amounts)	CyrusOne Inc.	Sentinel Properties Combined (See Note 3)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Company
Revenue	$491.5	$6.4	$0.4	4(a),4(b)	$498.3
Costs and expenses:
Property operating expenses	174.9	1.6	—		176.5
Sales and marketing	13.1	0.1	—		13.2
General and administrative	50.6	1.0	—		51.6
Depreciation and amortization	188.1	2.1	3.6	4(c)	193.8
Transaction and acquisition integration costs	5.3	0.1	(0.1)	4(d)	5.3
Asset impairments and loss on disposal	59.3	—	—		59.3
Total costs and expenses	491.3	4.9	3.5		499.7
Operating income	0.2	1.5	(3.1)		(1.4)
Interest expense	48.0	1.2	(0.3)	4(e),4(f)	48.9
Loss on extinguishment of debt	36.5	—	—		36.5
Net (loss) income before income taxes	(84.3)	0.3	(2.8)		(86.8)
Income tax expense	(2.0)	—	—		(2.0)
Net (loss) income	(86.3)	0.3	(2.8)		(88.8)
Basic weighted average common shares outstanding	87.5				87.5
Diluted weighted average common shares outstanding	87.5				87.5
Loss per share - basic and diluted	(0.99)				(1.01)

CYRUSONE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction
On February 4, 2017, CyrusOne LP entered into a transaction agreement (the “Transaction Agreement”) to acquire all of the membership interests of 800 Cottontail and SNC. The transaction closed on February 28, 2017. As a result of the Transaction Agreement, 800 Cottontail and SNC are wholly owned subsidiaries of CyrusOne LP. In consideration for the acquisition of the Sentinel Properties, CyrusOne LP paid aggregate cash consideration of approximately $492.3 million in connection therewith, including transaction related costs of $1.5 million. The transaction was financed by the Company with proceeds from settlement of its forward equity sale and borrowings under its revolving credit facility.

2.	Basis of Presentation
The Unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Company’s audited and unaudited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and the audited consolidated financial statements of the Sentinel Properties and unaudited pro forma condensed combined financial statements of the Company included as exhibits to the Current Report on Form 8-K/A, filed on May 9, 2017.
The Unaudited Pro Forma Condensed Combined Statement of Operations has been prepared by the Company as an acquisition of assets in accordance with FASB ASC Subtopic 820-50 rather than a business combination. As an asset acquisition, the cost to acquire the group of assets is allocated to the individual assets acquired or liabilities assumed based on their relative fair values. The relative fair values of identifiable tangible and intangible assets acquired and liabilities assumed from the Transaction are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations that the Company believes are reasonable.
The Unaudited Pro Forma Condensed Combined Statement of Operations included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.
The Unaudited Pro Forma Condensed Combined Statement of Operations as of and for the nine months ended September 30, 2017 was derived from CyrusOne Inc.’s unaudited condensed consolidated Statements of Operations for the nine months ended September 30, 2017, and from the Sentinel Properties’ unaudited condensed consolidated Statement of Operations for the two months ended February 28, 2017.

3.	Reclassifications of Historical Sentinel Properties
Financial information presented in the “Sentinel Properties Combined” columns in the Unaudited Pro Forma Condensed Combined Statement of Operations represents the sum of the historical income statement of the Sentinel Properties for the two months ended February 28, 2017, after elimination of intercompany transactions between 800 Cottontail and SNC. 800 Cottontail and SNC were operated under common management and, therefore, are eligible to have their historical financial statements presented on a combined basis, with transactions between the entities eliminated. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated Statement of Operations as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of the Sentinel Properties.

(In millions)	800 Cottontail, LLC	Sentinel NC-1, LLC	Eliminations	Sentinel Properties Combined After Eliminations	Reclassifications	#	Sentinel Properties Combined (as reclassified)
Income Statement
Rental Income	4.1	1.9	(0.1)	5.9	(5.9)	(1),(2)	—
Reimbursements and Other Income	—	0.1	—	0.1	(0.1)	(1)	—
Utility and other reimbursements	0.4	—	—	0.4	(0.4)	(1)	—
Revenue	—	—	—	—	6.4	(1)	6.4
Operating Expenses	1.4	1.0	—	2.4	(2.4)	(3),(4),(5),(6)	—
Property operating expenses	—	—	—	—	1.6	(6)	1.6
Sales and marketing	—	—	—	—	0.1	(3)	0.1
Real Estate and Property Taxes	0.2	0.2	—	0.4	(0.4)	(7)	—
General and Administrative	—	—	—	—	1.0	(4),(7)	1.0
Depreciation	1.1	0.9	—	2.0	(2.0)	(8)	—
Amortization	0.1	—	—	0.1	(0.1)	(8)	—
Depreciation and amortization	—	—	—	—	2.1	(8)	2.1
Transaction costs	—	—	—	—	0.1	(5)	0.1
Total costs and expenses	2.8	2.1	—	4.9	—		4.9
Operating Income	1.7	(0.1)	(0.1)	1.5			1.5
Interest Expense	(0.7)	(0.7)	0.2	(1.2)	—	(2)	(1.2)
Net income (loss)	1.0	(0.8)	0.1	0.3	—		0.3

Reclassification and elimination of the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2017:

(1)	Represents reclassification from “Rental income” of $5.9 million, from “Reimbursements and other income” of $0.1 million and from “Utility and Other reimbursements” of $0.4 million to “Revenue”.

(2)
Represents elimination from 800 Cottontail of “Rental Income” and SNC of lease inducement contra-revenue in “Rental Income” of $0.1 million, and interest expense of $0.2 million; such amounts relate to a lease between 800 Cottontail and SNC that is eliminated in the combined presentation.

(3)	Represents reclassification $0.1 million from “Operating expenses” to “Sales and marketing”.

(4)	Represents reclassification of “Operating expenses” of $0.6 million to “General and administrative”.

(5)	Represents reclassification of “Operating expenses” of $0.1 million to “Transaction and acquisition integration costs”.

(6)	Represents reclassification of “Operating expenses” of $1.6 million to “Property operating expenses”.

(7)	Represents reclassification of “Real estate and property taxes” of $0.4 million to “General and administrative”.

(8)	Represents reclassification of “Depreciation” of $2.0 million and “Amortization” of $0.1 million to “Depreciation and amortization”.

4.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
The Unaudited Pro Forma Condensed Combined Statement of Operations reflects the effect of the following pro forma adjustments:

(a)
Certain Sentinel Properties contracts have rents that have fixed minimum increases each year; revenue under those contracts is recognized on a straight-line basis over the contract six months. Upon application of asset acquisition accounting assuming the Transactions occurred on January 1, 2016, the amount of revenue recognized on a straight-line basis under these contracts would have been higher by $0.5 million for the nine months ended September 30, 2017.

(b)	Adjustment reflects a decrease to revenue of $0.1 million for the nine months ended September 30, 2017 as a result of the amortization of the above/below market leases.

(c)
Adjustment reflects an increase to depreciation and amortization expense for the nine months ended September 30, 2017 of (i) $2.3 million related to the step up in basis in investment in real estate and other fixed assets and (ii) $1.4 million related to increased amortization expense for in-place lease intangible assets recognized upon the application of asset acquisition accounting and (iii) a reduction to depreciation and amortization expense of $0.1 million related to the write-off of deferred leasing costs upon the application of asset acquisition accounting.

(d)
Adjustment reflects the removal of direct, incremental transaction costs of $0.1 million, which were incurred during the nine months ended September 30, 2017. These costs are removed from the pro forma statement of operations as a non-recurring charge directly related to the transaction that is already reflected in the historical statement of operations of the Sentinel Properties.

(e)
Adjustment reflects that, to consummate the Transaction, CyrusOne LP borrowed $281.5 million under its revolving credit facility, which bears interest at LIBOR plus 1.55% (estimated to be 2.33%). This adjustment reflects the increase in interest expense associated with this additional debt of $0.9 million, for the nine months ended September 30, 2017. A hypothetical 0.125% increase or decrease in the expected weighted average interest rate under the senior unsecured revolving credit facility would increase or decrease interest expense associated with the Transactions by $0.2 million for the nine months.

(f)
Adjustment reflects the removal of interest expense of $1.2 million for the nine months ended September 30, 2017 related to Sentinel Properties debt that was paid off in connection with the Transactions.